Exhibit 5.2

October 28, 2015

CalAtlantic Group, Inc.

15360 Barranca Parkway

Irvine, California 92618

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for CalAtlantic Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Post-Effective Amendment No. 4 on Form S-3 to Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Registration Statement”), with respect to the registration under the Securities Act of 1933, as amended, of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and associated preferred share purchase rights (the “Rights”), the terms of which are set forth in the Amended and Restated Rights Agreement, dated as of December 20, 2011, between the Company and Computershare, Inc. (as successor-in-interest to Mellon Investor Services LLC) as rights agent, as amended (the “Rights Agreement”).

We have examined the Registration Statement, the Rights Agreement, the Company’s Second Amended and Restated Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda, and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity of originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon our examination, subject to the assumptions stated herein and relying on the statements in the documents we have examined, we are of the opinion when (a) the Common Stock and associated Rights have been duly executed (in the case of certificated shares or Rights) and delivered in accordance with the terms and conditions of the applicable option award agreement for the consideration provided therein and (b) such Rights associated with such shares of Common Stock have been issued in accordance with the terms and conditions of such Rights Agreement, the Rights will be validly issued and will be binding obligations of the Company, enforceable against the Company in accordance with their terms.

We express no opinion regarding the Rights Agreement or whether or not the board of directors of the Company in adopting the Rights Agreement and approving the issuance of the Rights acted in a manner consistent with its fiduciary duties under applicable law and such opinion is based upon the assumption that such adoption and issuance was consistent with such duties. Furthermore, we advise you that the board of directors of the Company may be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time.

We express no opinion as to the applicability or compliance with or effect of federal law or the law of any jurisdiction other than Delaware.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

It is understood that this opinion is to be used only in connection with the offer of the Rights while the Registration Statement is in effect.

Very truly yours,

/s/ Snell & Wilmer L.L.P.